Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2005, accompanying the financial statements of Eliason Funding Corporation contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
GRANT THORNTON LLP

Milwaukee, Wisconsin

August 12, 2005